EXHIBIT 10.2

August 24, 2016

Jeffrey L. Cotter
Retention Bonus Agreement
Dear Jeff,
As you know, G&K Services, Inc. (the “Company”), Cintas Corporation and Bravo Merger Sub have entered into an Agreement and Plan of Merger, dated as of August 15, 2016 ( the “Merger Agreement”). We consider you an integral member of the team working toward the consummation of the transactions contemplated in the Merger Agreement. Accordingly, you will be eligible to receive a special cash retention bonus on the terms and conditions set forth in this Retention Bonus Agreement (“Agreement”). Capitalized terms not defined herein shall have the meaning as set forth in the Merger Agreement.

1.	Retention Bonus. Subject to the conditions set forth herein, you are eligible to receive a retention bonus payment in a gross amount of $50,000.00 (the “Retention Bonus”).

2.
Payment. The Retention Bonus shall be payable to you in a cash lump sum less applicable withholdings within thirty (30) days following the Payment Date. Notwithstanding the foregoing, in the event that your employment is terminated prior to the Payment Date by the Company and its subsidiaries without Cause, you shall be entitled to be paid the Retention Bonus (to the extent that it has not already been paid) within thirty (30) days following such termination.

3.	Conditions to Payment of Bonus. Subject to Section 2 hereof, your right to receive the Retention Bonus is conditioned on:

(a)	your execution of this Agreement, and

(b)
your continuous employment with the Company and its subsidiaries (including employment during a Company-approved and/or legally-required leave of absence) through the close of business (i.e., 5:00 p.m. local time in your principal office) on the Payment Date.

4.
Forfeiture. You shall forfeit your right to receive any unpaid Retention Bonus and the Company shall have no further obligation under this Agreement in the event your employment with the Company and its subsidiaries is terminated for any reason (including your death or disability) other than as set forth in Section 2 hereof.

5.	Definitions.
The following terms shall have the meanings given below:

(a)“Cause” means the occurrence of any one of the following events:

1)
your failure or refusal to perform your duties and responsibilities, if the failure or refusal (i) is not due to a physical or mental illness or bodily injury or disease; and (ii) is not due to your reasonable best efforts to perform faithfully and efficiently the responsibilities of your position with the Company, acting in good faith;

2)	any drunkenness or use of drugs that interferes with the performance of your obligations;

3)	your indictment for or conviction of (including entering a guilty plea or plea of no contest to) a felony or of any crime involving moral turpitude, fraud, dishonesty or theft;

4)	your material dishonesty involving or affecting the Company;

5)
your gross negligence, or any willful or intentional act or omission having the effect or reasonably likely to have the effect of injuring the reputation, business or business relationships of the Company in a material way;

6)	any willful or intentional breach by you of a fiduciary duty to the Company;

7)	your material violation or breach of the Company’s standard business practices and policies; or

8)	any court order or settlement agreement that prohibits your continued employment with the Company.
(b)“Code” means the Internal Revenue Code of 1986, as amended.

(c)	“Payment Date” means the earlier to occur of (i) the Closing Date, or (ii) the End Date.

6.	Miscellaneous.

(a)
Not Part of Other Compensation. The Retention Bonus shall not count toward, be substituted in lieu of, or be considered in determining payments or benefits due to you under any other plan, program or agreement of the Company, any subsidiary thereof, or any of their respective affiliates, except as otherwise may be required by the terms of any such plan, program or agreement or applicable law.

(b)	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota (without reference to its conflicts of laws provisions).

(c)
Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Company, materially altering the intent of this Agreement, such provision shall be stricken, and the remainder of the Agreement shall remain in full force and effect.

(d)
Successors. All obligations of the Company under this Agreement with respect to the Retention Bonus granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company. In the event the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, then the term “Company” as used in this Agreement, shall mean the Company, as herein defined and any successor (including the ultimate parent corporation) to the business or assets of the Company, which by reason hereof becomes bound by the terms and provisions of this Agreement.

(e)
Tax Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Retention Bonus, or otherwise, or to require you to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

(f)
No Right to Continued Service. Nothing in this Agreement shall confer upon you any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary thereof employing or retaining you, which rights are hereby expressly reserved by each, to terminate your employment at any time and for any reason, with or without Cause.

(g)	Unfunded Status. The Company shall be under no obligation to establish a fund or reserve in order to pay the benefits under this Agreement.

(h)
No Fiduciary Status. Nothing contained in this Agreement, and no action taken pursuant to this Plan, shall create or be construed to create a trust of any kind or any fiduciary relationship between the Company, on the one hand, and any Eligible Employee, the executor, administrator or other personal representative or beneficiary of such Eligible Employee, on the other hand.

(i)
Section 409A. The Company intends that that payments and benefits under this Agreement will either comply with or be exempt from Section 409A of the Code together with all regulations, guidance, compliance programs, and other interpretative authority thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. In no event shall the Company or any of its subsidiaries or affiliates or their respective directors, officers, agents, attorneys, employees, executives, shareholders, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A or any damages for failing to comply with Section 409A.

(j)	Determinations. All determinations regarding the Retention Bonus shall be made by the Company in accordance with the terms of this Agreement and shall be final, conclusive and binding on all parties.

(k)
Waiver. Any failure of either party to comply with any of its obligations under this Agreement may be waived only in writing signed by the other party to this Agreement. No waiver of any breach, failure, right or remedy contained in or granted by the provisions of this Agreement shall constitute a continuing waiver of a subsequent or other breach, failure, right or remedy unless the writing so specifies.

(l)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(m)
Entire Agreement; Amendment. This Agreement embodies the entire agreement and understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (whether written or oral) between the parties with respect to such subject matter. This Agreement may be amended or modified only by written agreement signed by each of the parties.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date written below.

G&K Services, Inc.

By:	/s/ Douglas A. Milroy
Name: Douglas A. Milroy
Title: Chief Executive Officer

/s/ Jeffrey L. Cotter
Jeffrey L. Cotter

Date: August 24, 2016